EXHIBIT 10.17

TRANSLATION FOR CONVENIENCE ONLY - NOT LEGALLY BINDING

[TRANSLATION]

AGREEMENT FOR THE MANUFACTURE OF SECURED SPRING WATER ICE CUBES AND BOTTLED WATER

BETWEEN:
WATER BANK OF AMERICA INC., a corporation legally incorporated pursuant to the Canada Business Corporations Act, with its registered office at 5 Place Ville-Marie, Montreal, Quebec H3B 2G2, duly represented for the purposes hereof by Mr. Jean Jean Pelletier, authorized to act for the purposes hereof as declared by him;

hereinafter referred to as “WBOA”

AND:
4287762 CANADA INC., a corporation legally incorporated pursuant to the Canada Business Corporations Act, with its registered office at 12,271 Route 11, Village Blanchard, New Brunswick, Canada E8P 1R4, duly represented by Mr. Bruno St-Onge, authorized to act for the purposes hereof as declared by him;

hereinafter referred to as “CANADA INC.”

AND:
ANTIROUILLE MÉTROPOLITAIN CANADA LTÉE, a corporation legally incorporated pursuant to the Canada Business Corporations Act, with its registered office at 3175 Thibeau Blvd., Trois-Rivières, Quebec, duly represented by Mr. Bruno St-Onge, authorized to act for the purposes hereof as declared by him;

hereinafter referred to as as the “INTERVENER”

WHEREAS a promise to sell was executed on January 26, 2006, between WBOA and Bruno St-Onge, the latter having designated the INTERVENER as the purchaser;

WHEREAS said promise to sell stipulates that the sale of the shares of 4287762 CANADA INC., which exploits a spring located in New Brunswick (hereinafter referred to as the “Spring”), is conditional upon the parties having agreed to an agreement for the supply and manufacture of secured spring water ice cubes;

WHEREAS the Spring has an annual catchment capacity of approximately ONE BILLION SIX HUNDRED FORTY MILLION (1,640,000,000) litres of water;

WHEREAS the parties hereby wish to enter into a private agreement whereby CANADA INC. will grant to WBOA water rights and will undertake to manufacture secured spring water ice cubes exclusively for WBOA, as well as to supply non-exclusively, bottled water in various formats (hereinafter collectively referred to as the “Products”);

THE PARTIES AGREE AS FOLLOWS:

1.	PREAMBLE

1.1	The preamble is an integral part hereof.

2.	MANUFACTURING AGREEMENT

2.1	Production Unit

Upon the execution hereof, CANADA INC. undertakes to purchase a production unit for the manufacturing of secured spring water ice cubes, the whole in accordance with the specifications provided by WBOA (hereinafter referred to as the “Unit”). With respect thereto, CANADA INC. undertakes to pay a maximum amount of SIX HUNDRED THOUSAND DOLLARS CANADIAN ($600,000.00 CDN) for the purpose of purchasing the Unit and installating same in its premises within approximately seven (7) months following the execution of this agreement, the whole subject to the suppliers. It is understood that said amount of SIX HUNDRED THOUSAND DOLLARS CANADIAN ($600,000.00 CDN) includes the costs of purchase, transport, installation, training and start of production.

2.2	Maintenance and Operation of the Unit

It is understood that CANADA INC. shall be fully responsible for any and all costs relating to the maintenance and operation of the Unit. Without limiting the generality of the preceding, CANADA INC. shall bear and assume all costs relating to the ongoing maintenance of the Unit, the supplying of any power sources required for the operation of the Unit (electricity, compressed air, etc.), the purchase of any parts and products for maintenance, as well as oil, grease and detergent, all deemed edible, as well as any spare parts required for the ongoing operation of the Unit.

2.3	Exclusivity

CANADA INC. undertakes to hand over, on an exclusive basis, all production capacity generated by the Unit and undertakes to maintain the Unit in proper working order so as to respect the projected production planning as determined by the parties.

On the other hand, WBOA undertakes not to sign any contracts for the manufacture of secured spring water ice cubes in North America, with the exception of the events provided for in Section 2.5 hereunder.

Notwithstanding the above paragraph, it is expressly understood that WBOA shall be allowed to obtain its supply from any other source if one or any of the following conditions should arise:

(i)
if the spring water supplied by CANADA INC. does not meet regulatory and legislative norms in Canada and the United States, and CANADA INC. has not remedied such situation within sixty (60) days following the delivery of a written notice to this effect;

(ii)
if, as a result of transportation and customs costs, the price(s) charged by CANADA INC. for secured spring water ice cubes and/or bottles of water is (are) more than 20% higher than the price(s) offered by a competitive supplier and if CANADA INC. refuses to lower its costs accordingly so that the offered price(s), including transportation and customs costs, is (are) identical to the one (those) offered by the competitive supplier;

(iii)	if CANADA INC. cannot fulfill the orders as provided by WBOA for a Period, as defined in Section 2.4 hereunder, for any reasons whatsoever;

Moreover, the parties acknowledge and represent that none of the provisions in this paragraph shall be interpreted as preventing WBOA from purchasing and/or manufacturing secured spring water ice cubes made with treated water in the United States. With respect to Canada, CANADA INC. shall have a right of first refusal with respect to the manufacturing of secured spring water ice cubes made from treated water.

2.4	Industrial Planning and Orders

The parties will work together to establish a projected production plan for the Products based on a three (3) month time frame (hereinafter referred to as as the “Period”). Throughout the execution of the present agreement, such projected planning, which is adjustable, will be updated every month during the term of this agreement.

Subject to delivery estimates and manufacturing delays, WBOA will place an order with CANADA INC. stipulating a schedule for delivery and, as the case may be, any overbilling with respect to handling will be agreed upon between the parties.

With respect to all orders of Products, WBOA will pay in cash or will provide CANADA INC. with a bank or payment guarantee.

2.5	Stocks and Finished Products

CANADA INC. will be responsible for providing a sufficient inventory of consumables required for the processing of secured spring water ice cubes (superior and inferior grade PET film, cardboard, pallets, self-adhesive stickers, printer ink, etc.). CANADA INC. will also provide the water necessary for the production of the Products, the whole as stipulated in the Agreement for Supply of Spring Water entered into on this day between the parties.

CANADA INC. warrants to WBOA that the packaging and consumables, to the knowledge of CANADA INC., meet the security and food hygiene norms in effect in Canada and the United States and undertakes, with respect thereto, to take all necessary measures in the event of any amendment thereto in order to modify the production of the Products accordingly.

CANADA INC. will assume all handling costs associated with the production of the Products, from the loading of the consumables to the supplying of the Unit and up to the loading of the Products, the whole in accordance with accepted industry practices.

2.6	Inspection

Provided that it has given CANADA INC. sufficient advance notice, WBOA may proceed with an inspection of the Unit; such inspections shall not disturb CANADA INC.’s operations.

Moreover, CANADA INC. may, at its discretion, ask WBOA to approve samples of the Products prior to delivery.

2.7	Contract Guarantee

CANADA INC. guarantees WBOA that any Products found to be defective will be replaced as soon as possible after such Products are returned and the results of the analysis are obtained by the plant’s internal house laboratory.

With the exclusion of any serial defects, this guarantee covers manufacturing defects and defects in the materials.

In the event that identical defects appear in series, the parties, by common accord, will take all necessary measures (as an example of necessary measures: correction of settings, design modifications, etc.) to remedy the situation. If this situation is entirely attributable to CANADA INC., the latter will replace any defective Products at its expense.

This guarantee does not cover defects resulting from normal wear and tear, a faulty installation or a modification of the Products not formally accepted by CANADA INC.

This guarantee will expire when and where the transporter’s responsibility begins, except if services of the latter have been retained by CANADA INC.

2.8	Price

In addition to the price of water, which is provided for in the Agreement for Supply of Spring Water entered into between the parties on this day, the parties agree that for the first five (5) years, the base price for the production of secured spring water ice cubes will be determined based on the method used according to the document annexed hereto as Schedule “A”. For all subsequent years, the parties will agree in good faith on a price for each Period. With respect to other Products, the parties will agree in good faith on a production price at the beginning of each Period.

2.9	“ICE ROCKS” Trademark

WBOA undertakes to never associate the “ICE ROCKS” trademark with products containing treated water (namely bottled treated water and secured ice cubes made with treated water).

3.	TERM

This agreement will have a term of twenty (20) years starting as of the date of execution.

4.	DEFAULT

4.1	Termination by WBOA

The following events are deemed to be events of default and will entitle WBOA to terminate this agreement upon giving CANADA INC. a sixty (60) day written notice to this effect if:

(i)	CANADA INC. fails to honour one or several clauses of the agreement or of any other agreement in effect between the parties;

(ii)	CANADA INC. is declared bankrupt or insolvent by a competent court, makes an assignment of its business or of all or a substantial portion of its assets for the benefit of its creditors in general;

(iii)
other than pursuant to an internal reorganisation, a merger or an acquisition, CANADA INC. proceeds with the liquidation of its business or of all or a substantial portion of its assets, or with the dissolution of its corporate entity;

(iv)
CANADA INC. avails itself of a law relating to the protection of insolvents or a law relating to restructuring, arrangements, liquidation or any other similar law relating to the rights of creditors in general;

(v)	CANADA INC. files a proposal pursuant to the Bankruptcy and Insolvency Act (Canada) or does not contest the filing by a third party of a petition in bankruptcy pursuant to such act;

(vi)
CANADA INC. requests the appointment of a liquidator or a receiver to manage or liquidate its business or all or a substantial portion of its assets or does not contest the filing by a third party of a petition regarding such appointment;

(vii)
the business of CANADA INC. or all or a substantial portion of its assets are subject to seizure by a creditor or are put in receivership or a liquidator is appointed with respect thereto to manage or liquidate its business or all or a substantial portion of its assets, unless such seizure, receivership or appointment of a liquidator is cancelled within fifteen (15) days;

(viii)	after having negotiated in good faith, the parties cannot agree upon a price according to Section 2.8 of this agreement;

(ix)	without limiting the preceding, CANADA INC. is in breach of one or any of its obligations pursuant to this agreement.

4.2	Termination by CANADA INC.

The following events are deemed to be events of default and will entitle CANADA INC. to terminate this agreement upon giving WBOA a sixty (60) day written notice to this effect if:

(i)	WBOA fails to honour one or several clauses of the agreement or of any other agreement in effect between the parties;

(ii)	WBOA is declared bankrupt or insolvent by a competent court, makes an assignment of its business or of all or a substantial portion of its assets for the benefit of its creditors in general;

(iii)
other than pursuant to an internal reorganisation, a merger or an acquisition, WBOA proceeds with the liquidation of its business or of all or a substantial portion of its assets or with the dissolution of its corporate entity;

(iv)
WBOA avails itself of a law relating to the protection of insolvents or a law relating to restructuring, arrangements and liquidation, or any other similar law relating to the rights of creditors in general;

(v)	WBOA files a proposal pursuant to the Bankruptcy and Insolvency Act (Canada) or does not contest the filing by a third party of a petition in bankruptcy pursuant to such act;

(vi)
WBOA requests the appointment of a liquidator or a receiver to manage or liquidate its business or all or a substantial portion of its assets or does not contest the filing by a third party of a petition regarding such appointment;

(vii)
the business of WBOA or all or a substantial portion of its assets are subject to seizure by a creditor or are put in receivership or a liquidator is appointed with respect thereto to manage or liquidate its business or all or a substantial portion of its assets, unless such seizure, receivership or appointment of a liquidator is cancelled within fifteen (15) days;

(viii)	after having negotiated in good faith, the parties cannot agree upon a price according to Section 2.8 of this agreement;

(ix)	without limiting the preceding, WBOA is in breach of one or any of its obligations pursuant to this agreement;

(x)	in the event that, according to Section 5.2 (ix) of the Agreement for Supply of Spring Water, WBOA does not purchase from CANADA INC.:

•
for the first year, an amount of water totaling FIVE HUNDRED THOUSAND DOLLARS CANADIAN ($500,000.00 CDN) following the purchase and the installation of the Unit as defined in Section 2.1 of the Agreement for the Manufacture of Secured Spring Water Ice Cubes and Bottled Water;

•	for the second year, an amount of water totaling ONE MILLION DOLLARS CANADIAN ($1,000,000.00 CDN);

•	for the third year, an amount of water totaling TWO MILLION DOLLARS CANADIAN ($2,000,000.00 CDN);

•	for the fourth year, an amount of water totaling FOUR MILLION DOLLARS CANADIAN ($4,000,000.00 CDN);

•	for the remainder of the term of the agreement, an amount of water totaling EIGHT MILLION DOLLARS CANADIAN ($8,000,000.00 CDN) per year;

The parties acknowledge and represent, however, that any quantity of water purchased by a purchaser with whom CANADA INC. is presently negotiating with through the agency of Mr. Anthony Alcindor Jr., shall, for the purposes of this section (namely the minimum quantity to be purchased by WBOA) be considered as having been purchased by WBOA.

(xi)	WBOA was not listed on a recognized stock exchange on or before February 11, 2008.

5.	BUY-BACK OF THE UNIT

5.1
In the event that either of the parties were to terminate the present agreement for any reason whatsoever, the whole according to Sections 4.1 and 4.2, WBOA will buy the Unit back from CANADA INC. at the following price, in addition to the cost of any inventory or consumable raw materials in stock:

• during the first five years:	100% of the purchase price;
• during the sixth to the tenth year:	80% of the purchase price;
• during the eleventh to the fifteenth year:	60% of the purchase price;
• during the sixteenth to the twentieth year:	40% of the purchase price;

Notwithstanding the preceding, WBOA will pay CANADA INC. an additional amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) in the event that the present agreement is terminated for the reasons provided for in Sections 4.2 (i), (ix) and (x).

The payment of the Unit, and as the case may be of the additional amount, will be completed no later than three (3) months after the termination of the agreement, failing which the rights of WBOA to purchase the Unit pursuant hereto will be extinguished for all legal purposes. In such event, Section 6.1 will be non-applicable.

6.	NON-COMPETITION

6.1
During the entire term of this agreement and for a period of five (5) years from its expiry for any reason whatsoever, CANADA INC. undertakes to not manufacture, distribute or sell, directly or indirectly, secured spring water ice cubes similar or identical to those offered by WBOA.

6.2
Notwithstanding Section 6.1 hereinabove, CANADA INC. may manufacture, distribute or sell, directly or indirectly, secured spring water ice cubes similar or identical to those offered by WBOA in the following cases:

(i)	if, following the termination of this agreement, on the grounds provided for herein, WBOA does not pay CANADA INC. for the Unit within the time limit provided for in Section 5.1 hereinabove.

7.	CONFIDENTIALITY

7.1
During the entire term of this agreement and for a period of five (5) years following its expiry for any reason whatsoever, the parties undertake to take all necessary measures to ensure the confidentiality of any information of this nature that are communicated to them on a confidential basis by the other party.

8.	GENERAL PROVISIONS

8.1	Severability

Except for an express provision hereof to the contrary effect, each section, term and provision of this agreement, in whole or in part, is deemed to be independent and if such provision of this agreement is, for any reason whatsoever, deemed invalid, or contrary to or in conflict with an existing or eventual law or regulation as a result of a final decision not subject to recourse rendered by a court, an agency or an arbitration tribunal in a jurisdiction having authority regarding proceedings to which WBOA and CANADA INC. are a party, said decision or judgment will not be prejudicial to the other portions of this agreement which will remain moreover intelligible and will continue to be in full force and effect and will bind the parties to this agreement and will not have any effect on the application thereof.

However, the portion deemed invalid will be deemed to no longer be part of this agreement as of the date of the expiry of the delay for the appeal.

8.2	Notice

Any notice, consent, approval, declaration, authorization, document or any other communication required or permitted pursuant to the terms and conditions of this agreement shall be made or given in writing and shall be delivered in person or by messenger to the parties at their respective addresses as set forth hereinabove with the exception of CANADA INC. whose address for service shall be 3175 Thibeau Blvd., Trois-Rivières, Quebec, G8T 1G4, or at any other address or addresses indicated by the interested party by means of a written notice to the other party hereto as provided for hereinabove.

8.3	Time is of the Essence

The time limits prescribed herein are an essential part of this agreement. Time limits shall be calculated in accordance with the provisions of the Code of Civil Procedure of Quebec.

8.4	Headings and Numbering

The headings and numbering of the provisions set forth in this agreement or in any schedules hereto are inserted solely for the convenience of the reader and will in no way have any effect on the interpretation thereof.

8.5	Non-waiver of Rights

The waiver by WBOA or by CANADA INC., as the case may be, to prevail itself of any infringement of a term or condition of this agreement shall not be deemed as a waiver to invoke any subsequent infringement of such term or condition or any other term or condition hereof. The acceptance by CANADA INC. thereafter of an amount payable, in particular by WBOA, pursuant to this agreement shall not be deemed as a waiver to invoke any other prior infringement of any term or condition hereof, with the exception of the omission to pay the specified amount as agreed upon, whether or not CANADA INC. had any knowledge of this prior infringement when it accepted the said amount. Any waiver of any term or condition of this agreement by WBOA or CANADA INC. shall be made in writing.

8.6	Priority

This agreement and the documents mentioned therein constitute the entire agreement entered into between WBOA and CANADA INC. regarding the contents of this agreement and they cancel and supersede all prior agreements. Each of the parties acknowledges that no other declarations were made and that it has not induced the other party to execute this agreement, and that there are no declarations, incentives, promises or agreements not formulated in this agreement, verbal or otherwise, between the parties that is otherwise binding, specifically with respect to this agreement. Only the amendments, corrections or variations made to this agreement and validated in writing shall be binding upon any of the parties.

8.7	Cumulative Rights and Recourses

The rights and recourses of the parties as provided for in this agreement are in addition to and not in lieu of any of the other rights and recourses pursuant hereto or with respect to any other agreement between the parties, in right or in equity.

8.8	Heirs, Successors and Assigns

This agreement enures to the benefit of the parties and is binding upon them and upon their heirs, executors, administrators, successors, beneficiaries, trustees and receivers as well as all their respective legal representatives and assigns.

8.9	Governing Law

This agreement is governed by the laws of Quebec applicable thereto.

8.10	Choice of Domicile

The parties hereby agree that any legal proceedings or quasi-legal proceedings instituted by any of the parties with respect to this agreement shall be brought before the competent authority in the judicial district chosen by the applicant, whether in Trois-Rivières or in Montreal, to the exclusion of any other judicial district.

IN WITNESS WHEREOF, the parties hereto signed in Trois-Rivières on February 11, 2006.

WATER BANK OF AMERICA INC.

(signed)
By: Jean Jean Pelletier

4287762 CANADA INC.
Document annexed to deed no. 13737 of the undersigned notary, after having been acknowledged as authentic and signed for identification by the interested parties before the undersigned notary

[Various signatures]	(signed)
By: Bruno St-Onge

ANTIROUILLE METROPOLITAIN CANADA LTÉE

(signed)
By: Bruno St-Onge
TRUE COPY (signed by the notary)